Exhibit 19.1

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Insider Trading Policy

January 2026

Introduction

The purpose of this policy is to help Willis Towers Watson Public Limited Company and its subsidiaries and affiliates (collectively, the “Company,” “WTW,” “we” or “us”) comply with applicable securities laws, prevent actual or apparent insider trading, and protect our reputation for integrity and ethical conduct.

Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information. This policy applies to the Company’s directors, officers and other employees (“Associates”) and consultants worldwide, as well as certain of their family members and persons sharing the same household, any other person whose transactions in securities are directed by them or are subject to their influence or control, and any trust, partnership, corporation or other entity over which they have investment control.

Based on your role at the Company, you may at times have information about us or another entity that generally is not available to the public and, accordingly, you have certain responsibilities under the

U.S. federal securities laws and similar laws and regulations globally regarding insider information and the trading of securities. This policy seeks to explain some of your obligations to us and under the law. This policy shall be made available to all Associates and consultants.

Additional information about this policy may be found at Appendix 1, which contains questions and answers related to this policy.

Your compliance with this policy is of the highest importance for you and the Company. You are responsible for determining whether you are in possession of material nonpublic information and for making sure that you comply with this policy. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the General Counsel or Corporate Secretary (referred to in this policy as the “Policy Compliance Officers”); however, any action on the part of the Company, including the Policy Compliance Officers or their designees, does not in any way insulate an individual from liability under applicable securities laws.

I.
Trading Restrictions

A.
No transactions while in possession of material nonpublic information

You may not buy or sell our securities or the securities of any publicly traded company while in possession of information that is material and nonpublic regardless of the source of such information. Moreover, the prohibition on purchases and sales extends not only to transactions involving our securities, but also to transactions involving securities of other companies with which we have a relationship. You, any family member and any other person who has a relationship with you (legal, personal or otherwise) that might reasonably result in that person’s transactions being attributable to you, may not buy or sell securities or engage in any other action to take advantage of material nonpublic information. For purposes of this policy, your “family members” consist of any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as adoptive relationships), whether or not they share the same address as you, and any other family members who are financially dependent on you or rely on you for investment and other financial decisions. You are responsible for the transactions of such persons and therefore should make them aware of the need to confer with you before they trade in any Company securities.

You may not communicate or pass material nonpublic information (a practice known as “tipping”) concerning the Company or any other entity to others outside the Company, including family and friends. The U.S. federal securities laws impose liability on any person (the “tipper”) who “tips”

material nonpublic information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.

To avoid even the appearance of impropriety, additional restrictions on trading of Company securities and pre-clearance procedures applicable to certain designated Associates are included below. Persons that are not subject to these specified restrictions are nevertheless encouraged to refrain from trading in Company securities during a blackout period (as described below).

If you are a director, an executive officer or another Section 16 reporting person, keep in mind the various restrictions on securities trading imposed under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable reporting requirements of the U.S. Securities and Exchange Commission (“SEC”). If you are unsure whether you are a Section 16 reporting person, please contact a Policy Compliance Officer.

The existence of a personal financial emergency does not excuse you from compliance with this policy. This means that you may have to forgo a proposed transaction in our securities even if you planned to make the transaction before learning the material nonpublic information and even though you believe that waiting may cause you to suffer an economic loss or forgo anticipated profit. If you have any questions or concerns, please contact a Policy Compliance Officer.

B.
Blackout periods for Designated Blackout Period Colleagues

If you are a director, an executive officer, or a designated employee or consultant identified and contacted through a separate communication (collectively, “Designated Blackout Period Colleagues”), you, or any person acting on your behalf, may not conduct transactions in the Company’s securities, during the Company’s blackout periods. “Transactions” is broadly construed and includes purchases, sales, gifts and charitable donations of the Company’s securities as well as any election to (i) make an investment in, (ii) terminate an investment in or (iii) alter an investment in the Company’s securities. Questions about the scope of the definition of “transactions” limited by the blackout periods can be addressed to the Corporate Secretary or General Counsel.

The following periods are deemed “blackout periods”:

•
from the eighth day of the third calendar month of a fiscal quarter, until two full trading days after the public announcement of the Company’s financial results for such quarter or year; or

•
during such other periods as may be established from time to time by the Board, the CEO or the General Counsel in light of particular events or developments affecting the Company.

The Policy Compliance Officers may also issue instructions, from time to time, advising certain or all Designated Blackout Period Colleagues that they may not for certain periods buy or sell our securities, or that our securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Policy Compliance Officers may find it necessary to inform affected individuals of the blackout period without disclosing the reason for it. The existence of a blackout period may itself be considered material nonpublic information. If you become aware of a blackout period, you may not disclose such information to any other person.

If you are a director or an executive officer, you may also be subject to event-specific blackouts pursuant to the SEC’s Regulation BTR (Blackout Trading Restriction) of which you will be separately informed in advance. This regulation prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if no blackout period is in effect, keep in mind that you may not trade in our securities if you are aware of material nonpublic information about us. See Paragraph A above.

C.
Pre-clearance procedures for Designated Pre-Clearance Colleagues

Willis Towers Watson Public Limited Company director, executive officers and Section 16 officers are further subject to pre-clearance procedures (“Designated Pre-Clearance Colleagues”). Our pre-clearance requirement is designed as a means of enforcing the policies specified above.

If you are a Designated Pre-Clearance Colleague, you and your family members and any other person who has a relationship with you (legal, personal or otherwise) that might reasonably result in that person’s transactions being attributable to you, may not buy, sell or engage in any other transaction in our securities (as further described in section B. above) without first obtaining pre-clearance from either the Chair of the Board, CEO and/or the General Counsel, as appropriate. The pre-clearance procedures to transact in our securities are included in Appendix 2, and are subject to change at the discretion of the General Counsel. A Policy Compliance Officer will notify you if additional clearance from other WTW persons is required.

There is no obligation to approve a transaction submitted for pre- clearance, and the above persons may determine not to permit the transaction. If you have not received explicit permission or the permission is specifically denied, you must not trade in the Company’s securities. You should not inform any other person of the status of your pre-clearance requests.

Pre-clearance requests will not be granted during a blackout period.

D.
Prohibited and limited transactions

Short sales of our securities, sales of our securities “against the box,” buying or selling puts or calls relating to our securities, engaging in any hedging transactions with respect to ownership in our securities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) and, for directors and executive officers, holding our securities in margin accounts or pledging them as collateral are always prohibited (even if you are not in the possession of material nonpublic information). The foregoing types of transactions are prohibited because it is also important to avoid the appearance of an improper transaction.

•
“Short sales” of stock are transactions where you borrow stock, sell it and then buy stock at a later date to replace the borrowed shares. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position.

•
Sales of stock “against the box” are sales in which the stock is not delivered within 20 days or is not deposited in the mail for delivery within five days of the sale.

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A “put” is an option or right to sell a specific stock at a specific price before a set date, and a “call” is an option or right to buy a specific stock at a specific price before a set date. Generally, call options are purchased when one believes that the price of a stock will rise, whereas put options are purchased when one believes that the price of a stock will fall.

•
Certain forms of hedging or monetization transactions, such as forward sale contracts, allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders.

•
Securities held in a margin account or pledged as collateral for loans or other obligations can be sold without your consent in certain circumstances. These transactions are prohibited for directors and executive officers and are severely limited for all other persons. You must not make any arrangements to hold our securities in a margin account or pledge them as collateral unless a Policy Compliance Officer pre-approves the arrangements based on your financial capacity to repay the loan without resort to the pledged securities.

Additional types of transactions are severely limited because they can raise similar issues:

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Standing orders are orders placed with a broker to sell or purchase stock at a specified price. You must not place a standing order to buy or sell our securities if the order might remain open during a period when you are prohibited from trading in our securities.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser of this policy to ensure compliance for any transaction that may be attributable to you. This policy generally does not apply to investments in publicly available mutual funds.

E.
Special types of permitted transactions

There are limited situations in which you may buy or sell our securities without restriction under this policy. You may:

•
exercise share options that have been granted to you by our Company or under one of our stock option plans (but this does not include cashless exercises or sales of the purchased shares);

•
exercise a net share tax withholding right in connect with a share-based award, such as a restricted stock unit award, granted to you by our Company pursuant to which you elect to have the Company withhold shares to satisfy tax withholding obligations arising upon a taxable event, such as exercise, vesting or settlement of the award (but this does not include “sell-to-cover” or other transaction involving market sales of shares issuable under the award);

•
buy or sell our securities under our 401(k) plan (if the transaction is made pursuant to standing instructions not entered into or modified during a blackout period); and

•
buy or sell our securities under our Employee Stock Purchase Plan (if the election to participate and any modifications to the original election to increase the rate of contributions were not made during the blackout period).

II.
Reporting of Purchases and Sales

If you are a director or an executive officer or another reporting person subject to Section 16 of the Exchange Act, you must immediately report to a Policy Compliance Officer (and their designees) all transactions in our securities completed by you, any family members and any entities that you control or in which you have an ownership interest. The Policy Compliance Officers or their designees can answer any questions you may have about these reporting obligations, including whether you are subject to Section 16, and will assist you with satisfying your reporting obligations. We require prompt reporting due to SEC requirements that certain insider reports be filed with the SEC by the second day after the date on which a reportable transaction occurs.

Again, if you are a director, an executive officer or another Section 16 reporting person, please keep in mind the various restrictions on securities trading imposed under Section 16 of the Exchange Act and the applicable reporting requirements.

III.
Disclosure Restrictions

As noted above, you must not communicate (or tip) material nonpublic information to other persons before its public disclosure and dissemination. Therefore, you should exercise care when speaking with other personnel who do not have a “need to know” and when communicating with family, friends and others who are not associated with us. To avoid even the appearance of impropriety, please refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other entities with which we have any relationship. The concept of unlawful tipping includes passing on information to friends, family members or acquaintances especially under circumstances that suggest that you were trying to help them make a profit or avoid a loss.

IV.
Market sensitive information relating to clients and counterparties

Due to the nature of WTW business activities, you may become aware of market sensitive information during their interactions with clients, and other counterparties. You must not buy or sell publicly traded securities while in possession of material non-public information or disclose such information to anyone other than as reasonably necessary in the normal course of employment.

In addition, you must not engage (or attempt to engage) in illegal manipulation of a financial market. This includes:

•
manipulating transactions or devices to give a false impression of supply or demand for an investment; or

•
disseminating information that may result in the misleading impression of the supply or, or demand for, an investment, through the media or otherwise.

Some Associates will be subject to additional market abuse policies. Please contact ta Policy Compliance Officer or the Company’s Chief Compliance Officer should you have any questions in relation to this section.

V.
Application to Former, Temporary or Retired Personnel

This policy (including the prohibition on insider trading in any security while in possession of material nonpublic information obtained while in our employment or while conducting any business or activity on our behalf) applies, and will continue to apply, to you as follows:

•
If you are a former, temporary or retired Designated Blackout Period Colleague, this policy will apply until the later of (i) the second full trading day following the public release of earnings for the fiscal quarter in which that person leaves our Company or (ii) the second full trading day after any material nonpublic information known to you has become public or is no longer material.

•
For all other former, temporary or retired Associates or other personnel, this policy will apply until the second full business day after any material nonpublic information known to you has become public or is no longer material.

VI.
Violations of this Policy

A violation of this policy could expose you to significant civil and criminal penalties and legal action. See “What are the U.S. securities law penalties for insider trading?” below.

If you have supervisory authority over any of our Associates or other personnel, you must promptly report to a Policy Compliance Officer either any trading in our securities by such persons or any disclosure of material nonpublic information by such persons that you have reason to believe may violate this policy or U.S. securities laws. Because the SEC can seek civil penalties against us, directors and supervisory personnel for failing to take appropriate steps to prevent illegal trading, we should be made aware of any suspected violations as early as possible.

Notwithstanding the foregoing, nothing in this policy precludes you from utilizing our “Speak Up” Policy.

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APPENDIX 1 QUESTIONS AND ANSWERS

Section 1Q: What information is “material?”

A: Information generally is considered to be material if its disclosure to the public would be reasonably likely to affect either investors’ decisions to buy or sell our securities or the market price of the securities. Material information can be either positive or negative. For example, material information may relate to:

•
a merger, acquisition or sale;

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information about revenues or earnings (profits or losses), including both actual results not yet released and projections;

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institution of, or developments in, including the resolution of, significant litigation, investigations, regulatory actions or proceedings;

•
a significant cybersecurity incident;

•
the public or private sale of our securities;

•
a change in dividend policy or the declaration of a stock split;

•
our offer to acquire another company’s securities or a third party’s offer to acquire our securities;

•
major management or organizational changes;

•
a new significant contract, client or customer or a loss of a significant contract, client or customer;

•
reductions of workforce;

•
the development or release of a new product or service;

•
changes in a previously announced schedule for the development or release of a product or service; or

•
change in auditors.

It is difficult to provide a precise definition of material information, since there are many gray areas and varying circumstances. The determination of whether information was material is almost always made after the fact when the effect on the market can be quantified. When in doubt, you should presume that the information is material.

Material information that is not yet ripe for public disclosure may often exist. For example, during the early stages of discussions regarding a significant acquisition or sale, the information about the discussions may be too tentative or premature to require (or even permit) us to make a public announcement. On the other hand, that same information may be highly material.

Section 2Q: What information is “nonpublic?”

A: Information generally becomes available to the public after it has been disclosed by us or third parties in a press release or other similar public statement, including any filing with the SEC.

If you are in possession of material nonpublic information, you may trade only when you are certain that official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate it. Please keep in mind that insider trading is not made permissible merely because material information is reflected in rumors or other unofficial statements in the press or marketplace. You should not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material nonpublic information.

As a rule of thumb, information is considered nonpublic until at least two full trading days have passed after we release the information to a national wire service. For example, if an announcement is made on a Monday, trading should not occur until Thursday. The Policy Compliance Officers will know when information has been released to the public.

Section 3Q: What if it is difficult to ascertain whether information is material and/or nonpublic?

A: If you are unsure whether information of which you are aware is material and/or nonpublic, you should consult with one of the Policy Compliance Officers prior to trading. If you are a Designated Pre-Clearance Colleague, you must always seek approval from a Policy Compliance Officer before trading as required by this policy.

Section 4Q: Can I trade based on information about other companies?

A: The principles discussed in this policy also apply to inside information that you obtain in the course of your employment or service about another public company (such as a client, customer or a company with which we are involved in a transaction). If you obtain material nonpublic information about another public company, then you must not trade in the securities of that company until the information has been publicly disseminated.

Section 5Q: What are the reasons for the restrictions on disclosing material insider information under this policy?

A: U.S. federal securities laws (and similar laws and regulations globally) strictly prohibit any person who obtains material inside information and who has a duty not to disclose it from using the information in connection with the purchase and sale of securities. It does not matter how that information has been obtained – whether in the course of employment or Board service; from friends, relatives, acquaintances, or strangers; or from overhearing the conversations of others.

U.S. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons who are not privy to such information.

Section 6Q What measures are appropriate to safeguard material information?

A: So long as material information relating to us or our business is unavailable to the general public, it must be kept in strict confidence. Accordingly, you should discuss this information only with persons who have a “need to know,” it should be confined to as small a group as possible, and it should be disclosed only in a setting in which confidentiality can be maintained. Please exercise the utmost care and circumspection at all times and limit conversations in public places (such as elevators, restaurants and airplanes) to topics that do not involve sensitive or confidential information. Please use care in discussing sensitive or confidential information on cell phones or cordless phones. In addition, all e-mails containing sensitive or confidential information should be encrypted before being sent, and consideration should be given to making these e-mails non- copyable and non-forwardable.

In order to protect our confidences to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries about material information from the media, analysts or others outside our Company as set forth in our Regulation FD Corporate Communications Policy.

Section 7Q: What are the U.S. securities law penalties for insider trading?

A: Individuals. Insider trading has been a top enforcement priority of the SEC and the U.S. Department of Justice for many years. Because criminal prosecution and the imposition of fines and/or imprisonment are common, the consequences of insider trading violations can be enormous. For individuals who trade on inside information or who tip information to others, penalties can include:

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a civil penalty of up to three times the profit gained or the loss avoided;

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a criminal fine (no matter how small the profit) of up to $5 million; and

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a jail term of up to 25 years.

Individuals also may be prohibited from serving as directors or officers of our Company or any other public company. Finally, keep in mind that there are no limits on the size of a transaction that will trigger insider trading liability. Relatively small trades have in the past occasioned SEC investigations and lawsuits.

Control Persons. In addition, the SEC can seek a civil penalty against a company as a “controlling person” that fails to take appropriate steps to prevent illegal trading. The SEC can also seek a civil penalty against directors and supervisory personnel as “controlling persons” who fail to take appropriate steps to prevent illegal trading. Directors, officers and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely insider trading violation by an employee or other personnel under their control. A successful action by the SEC under this provision could result in a civil fine of $1 million or three times the profit gained or the loss avoided, whichever is greater. Criminal penalties can be up to $25 million.

General. In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons, any appearance of impropriety could not only damage our reputation for integrity and ethical conduct but also impair investor confidence in us. For this reason, if you violate our policy, then we can impose sanctions including dismissal or removal for cause. Thus, even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or us) can tarnish your reputation and damage your career.

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APPENDIX 2

PRE-CLEARANCE PROCEDURES

FOR DESIGNATED PRE-CLEARANCE COLLEAGUES

TO TRANSACT IN WILLIS TOWERS WATSON SECURITIES

As you know, because of your position at Willis Towers Watson, you may have information about the Company or another company that is not available to the public. We take the confidentiality of this information very seriously and as an “insider” you have certain responsibilities under Willis Towers Watson’s Insider Trading Policy and U.S. securities laws.

This: (1) summarizes key parts of the Willis Towers Watson Insider Trading Policy, (2) outlines the updated procedures required for you to buy or sell Willis Towers Watson shares, and (3) discusses 10b5-1 plans.

1.1
Willis Towers Watson’s Insider Trading Policy

1.2
Summary of the Policy. The Insider Trading Policy explains your obligations to Willis Towers Watson (and under the law) to prevent actual or apparent insider trading, and to protect the Company’s reputation for integrity and ethical conduct. In summary, under the Policy, you may not buy or sell Willis Towers Watson securities or a client’s securities if you possess material, non-public information about the Company or client. Information is “material” if it would reasonably affect an investor’s decision to buy or sell securities or the market price of the securities at issue. You are required to read and understand the full policy.

1.3
Blackout Periods. A “Blackout Period” is a period during which you are prohibited from buying, selling, or engaging in any transaction in Willis Towers Watson securities. The regular Blackout Periods begin on the eighth day of the third calendar month of a fiscal quarter and lasts until two trading days have passed after we announce that quarter’s earnings (generally 3-5 weeks after the end of the quarter). Depending upon the circumstances, however, we may impose other Blackout Periods and we will inform you of these.

1.4
Open Period. An “Open Period” (also referred to as an “Open Window”) is a period when you are authorized to buy or sell Willis Towers Watson securities provided that you (1) do not otherwise possess material, non-public information, and (2) follow the procedures discussed in Section

2.0. To ensure compliance with these procedures, you are currently blocked from trading on the Fidelity system. Until you have the consent discussed in Section 2.0, the Equity Compensation team will not remove this trading block. Note that the best time to trade is generally shortly after the Open Period begins, two full trading days after the Company announces quarterly earnings.

2.1
Procedure for Designated Pre-Clearance Colleagues to Transact in WTW Securities

2.2
Consents. If you are a Designated Pre-Clearance Colleague, you must obtain consent via email from the following people:

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If you are a member of the Board of Directors of Willis Towers Watson Public Limited Company (“PLC”): the Chair of the PLC Board (or the Presiding Independent Director, as appropriate), the WTW CEO, and the WTW General Counsel. For ease of administration, members of the Board should email the WTW General Counsel, who will coordinate the necessary consents.

•
If you are a member of the senior executive leadership team known as Team Chi and/or a Section 16 officer: the WTW CEO and the WTW General Counsel.

•
Information in your Request to Trade. Your request to trade must contain the following:

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the specific number of shares you wish to trade or the number of options you wish to exercise, and

•
the date of the proposed transaction (i.e., when you wish to trade).

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Coordination with Equity Compensation Team. After you receive the requisite approvals via e-mail you must then personally coordinate with the Equity Compensation team and Fidelity (as applicable) to commence your trade. The Equity Compensation team can be reached at equitycomp@wtwco.com. Note that the Equity Compensation team will not take any action or commence any trade on your behalf; rather, they will lift the restriction on your account and direct you to Fidelity to complete your transaction.

•
Expiration of Approval to Trade. Your approval to trade expires on the earlier of:

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two weeks after you are given consent to trade,
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the beginning of a Blackout Period, or
•
when you possess material, non-public information.

If you do not trade before this deadline you will need to get consent again under the above procedures. We suggest that you submit your trade requests at least one week before any proposed transaction.

3.1
10b5-1 Plans

3.2
In General. A “10b5-1 Plan” is an agreement between you and your broker entered into during an Open Period pursuant to which you direct your broker to execute future trades based on specified criteria that meet certain conditions set forth in Rule 10b5. If a proper plan is established, it can provide a defense to allegations of insider trading and can assist with (a) selling shares to cover taxes if your Restricted Stock Units vest during a blackout period; and (b) paying the exercise price for options that will expire during a Blackout Period. A 10b5-1 Plan may only be executed in an open period.

3.3
To Establish a Plan. This is a personal arrangement, so the Company will not prepare the plans on your behalf and you should have all of your equity information available when establishing your arrangement. Before you enter into any 10b5-1 Plan, you must follow the procedures set forth in Appendix 3, including with respect to the Company’s Guidelines on Rule 10b5-1 Trading Plans.

APPENDIX 3

RULE 10B5-1 TRADING PLANS

General

Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), can protect directors and officers of Willis Towers Watson Public Limited Company and its subsidiaries and affiliates (collectively, the “Company,” “we” or “us”) and other individuals from insider trading liability for transactions under a previously established contract, plan or instruction. This rule presents an opportunity for insiders to establish arrangements to purchase or sell our securities without the restrictions imposed by Blackout Periods – even when material nonpublic information exists. The arrangements may include blind trusts, other trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third-party arrangements.

The rule only provides an “affirmative defense” (which must be proven) if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from writing about the sales. Among other things, Rule 10b5-1 provides that to be eligible for the affirmative defense, the plan must be documented, bona fide, and previously established (at a time when the insider did not possess inside information) and must specify the price, amount and date of trades or provide a formula or mechanism to be followed.

Establishment of a Plan

In order to reduce the risk of litigation and adverse press, and to preserve our reputation, if you would like to adopt a Rule 10b5-1 trading plan, you must follow the procedures for the approval and adoption of such plan set forth in the Company’s Guidelines on Rule 10b5-1 Trading Plans, which is available on the intranet.

SEC Filings

Establishing a trading plan under Rule 10b5-1 is likely to implicate other laws, such as Section 16 of the Exchange Act and Rule 144 under the U.S. Securities Act of 1933, as amended.

Under Section 16, generally a report on Form 4 must be filed with the SEC by the second business day following the execution date of a transaction under a Rule 10b5-1 trading plan. A transaction under a Rule 10b5-1 trading plan could also be subject to short-swing profit recovery.

Additionally, sales of our securities under Rule 144 may require the filing of a Form 144 with the SEC, which must be properly tailored to address sales under such a plan. Therefore, if you establish such a plan, we will need to establish a procedure with whomever is handling your transactions to ensure:

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timely Form 4 filings following the execution of a transaction (failure to file on time results in unwanted proxy statement disclosure of your filing violations);
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compliance with Rule 144 (if applicable) at the time of any sale; and
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cessation of any sales during applicable blackout periods.

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As mentioned above, Rule 10b5-1 is an SEC rule that may be subject to interpretation. Although brokers, investment bankers and advisers may approach you suggesting a variety of arrangements, you should consult a Policy Compliance Officer as well as your own tax and legal advisers before establishing a trading plan under Rule 10b5-1.

Your notice to us is essential before establishing a Rule 10b5-1 trading plan. If you have any questions, please contact a Policy Compliance Officer.